SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549




                             Form 8-K



                          Current Report
                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



                Date of Report    August 14, 1997
                (Date of earliest event reported)



                American Plastics & Chemicals Inc.
      (Exact name of registrant as specified in its charter)



                             Delaware
          (State or other jurisdiction of incorporation)



            06348                          95-2461288
    (Commission File No.)          (I.R.S. Identification No.)




        400 N. St. Paul Street, Suite 890, Dallas, TX  75201
   (Address of principal executive offices, including zip code)




           Registrant's telephone number  (214) 871-9650

                AMERICAN PLASTICS & CHEMICALS INC.
                  (A Development Stage Company)

Item 1.   Changes in Control of Registrant

          Not Applicable

Item 2.   Acquisition or Disposition of Assets

          Not Applicable

Item 3.   Bankruptcy or Receivership

          Not Applicable

Item 4.   Changes in Registrant's Certifying Accountant

          Not Applicable

Item 5.   Other Events

          Registrant has been notified by Qing Yang Chemical Industrial Corporation ("QYCC"), Registrant's joint venture partner in the People's Republic of China ("PRC"), that the PRC has formally withdrawn government support of the joint venture's plans to construct and operate a 40,000 metric tons per annum ("MTPA") methylene diphenyl diisocyanate ("MDI") plant inLiaoning Province in northeastern China. Registrant's plant was the only approved MDI project in the PRC's 9th Five Year Plan which commenced January 1, 1996, however the PRC has now elected to transfer the government's formal support to a "world-scale" (100,000 MTPA, or greater) MDI project the government proposes be constructed in Jiangsu Province near Shanghai.

Registrant and QYCC formed their joint venture in March of 1996 expressly for the purpose of designing, constructing, and operating the Liaoning Province MDI plant. Registrant is 60% owner of the joint venture and was to serve as project manager during design and construction of the plant. Total investment in the project was forecast to be $160 million and an internationally recognized investment banking firm was engaged in late 1996 to serve as an exclusive financial advisor and agent with respect to arranging the required funding.

QYCC has proposed that it and Registrant evaluate other projects for joint development and Registrant expects that it will meet with its joint venture partner in the near future to explore this possibility.

Item 6.   Resignations of Registrant's Directors

          Not Applicable

Item 7.   Financial Statements and Exhibits

          See attached correspondence.

Item 8.   Change in Fiscal Year

          Not Applicable


Signatures

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              American Plastics & Chemicals Inc.
                                        (registrant)


                              By:      /M. Edward Stewart/
                                   ------------------------------
                                        President & Chief
                                        Executive Officer


Date:  August 14, 1997

              LINING QINGYANG CHEMICAL INDUSTRY CO.
          P.O. Box 15, Liaoyang, Liaoning, P.R. China
              Tel: 419-3193758    Fax: 419-3160124

                      Facsimile Cover Sheet


To:               Mr. M. Edward Stewart, President
                  American Plastics & Chemicals, Inc.

Cc:               Oriental Enterprises

From:             Yan Fei

Date:             August 1, 1997

Ref:              MDI Project

No. of Pages:     1
(Includes cover sheet)
_________________________________________________________________

Dear Mr. Stewart:

I have to inform you depressly that our MDI project is very difficulty to continue any more but we would like to develop some other projects together with you in the polyurethane field and/or other which possible in China.

Mr. Zhu Rong-ji, the Vice-Premier of China visited our company on July 27, together with him were a lot of important people which come from NORINCO(G), NOCINCO, Government of liaoning province and Liaoyang city and other authorities of China Center Government. Within the one and half hour's visiting time, we especially arranged Mr. Zhu to see our Aniline Unit and reported him the difficulties we faced and we hope to develop a large project, the MDI project. Consider of the whole balance in financial and industry of China and the existing weaknesses in our company, Mr. Zhu indicated that QYCC was not suit to develop large projects, this means the Center Government will not support our MDI project. However, we do need to develop some new projects as soon as possible, as you know, we have been working together for quite a long time and understand the situations of each other quite well, so it will be easier for us to develop some other projects together, such as to manufacture some products with polyurethane as a kind of raw materials, we know your company have some very good technology experts in this field and as a technology developing company, you page 2
Mr. Stewart
August 1, 1997

must have other industrialized technology which not ever been owned by Chinese, and your powerful financial ability. Anyhow we would like to meet you again to review our next project and work together for at least 30 years.

Mr. Zhu also told us that they (the Center Government) now was persuading the ICI group to give up their planed MDI project in Shanghai, but they will support one MDI project developed in Jiang-su Province, no more news in details. It seemed the ICI will also have to stop their MDI project in China. In my last facsimile, I told you that the State Planning Committee had approved ICI's MDI project proposal report, that means that ICI has got the same progress as us in approving their MDI project in China. Now maybe we do not need worry anymore, however perhaps we all hope one company to develop a MDI project soon in China because we would buy their MDI as a kind of raw materials and process other products together in China.

Please tell us what your suggestions regarding this facsimile.

Sincerely,

Yan Fei
General Manager